UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2005

PUBLIC COMPANY MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50098	88-0493734
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5770 El Camino Road, Las Vegas, Nevada 89118

(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (702) 222-9076

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On February 22, 2005, Public Company Management Corporation (the "Registrant") entered into a Newsletter Distribution Agreement with Leverage by Design, Inc. ("LBD").  Per the agreement, LBD will prepare and publish a 12-page investment newsletter focusing primarily on the Registrant.  LBD will distribute the newsletter under its own brand name to 500,000 investment newsletter subscribers.

This project includes the following: writing and editing the copy, designing the layout, creating an SEC compliance package, obtaining necessary investor databases and coordinating the logistical process (printing, database merge/purge, mailing).

 LBD publishes an independent, paid circulation newsletter.  The newsletter discussing the Company will be a sponsored advertisement for subscriptions.  In order to maintain its independence, LBD accepts no compensation from the Registrant.  Instead, LBD expects to generate new subscriber revenue, the amount of which is unknown at this time.

 The Registrant will cover all expenses associated with the publication.  LBD estimates these expenses will be approximately $275,000 for approximately 500,000 copies.  However, the final cost will depend on various issues, including but not limited to the price of paper, printing costs, graphic design, bulk mail permit, business reply mail permit, mailbox fees, copies, overnight delivery charges, writing fees, databases rental charges and postage costs.  Both parties understand that the final costs and the final number of copies mailed may differ from the original estimate.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description

10	Newsletter Distribution Agreement with Leverage by Design, Inc.

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Public Company Management Corporation

April 11, 2005

/s/ Stephen Brock

Stephen Brock

Chief Executive Officer